Exhibit 10.16

HERITAGE BANK

SUPPLEMENTAL RETIREMENT AGREEMENT

THIS Supplemental Retirement Agreement (“Agreement”) is made this 1st day of January, 2006 by and between Heritage Bank, a Montana bank corporation located in Great Falls, Montana (the “Company”), and Jeffrey C. Mortensen (the “Executive”). This agreement is effective January 1, 2006 for vesting and accrual computation purposes.

INTRODUCTION

          To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive, in accordance with the terms of this Agreement. The Company will pay the benefits from its general assets.

AGREEMENT

          The Executive and the Company agree as follows:

Article 1

Definitions

          1.1     Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1	“Change of Control” means the transfer of 51% or more of the Company’s outstanding voting common stock within a period of less than 6 months or a transfer of shares, which require regulatory approval.

1.1.2	“Code” means the Internal Revenue Code of 1986, as amended.

          1.1.3  “Disability” means, if the Executive is covered by a Company sponsored disability insurance policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident or injury which, in the judgment of a physician reasonably satisfactory to the Company, prevents the Executive from performing substantially all of the Executive’s normal duties for the

.

Company for a period of not less than 180 consecutive days. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company’s Board of Directors reasonably deems appropriate.

1.1.4 “Normal Retirement Age” means the Executive’s 65th birthday.

1.1.5 “Normal Retirement Date” means the later of the Normal Retirement Age or the date of the Executive’s Termination of Employment.

1.1.6 “Plan Year” means the plan’s accounting year of twelve consecutive months commencing on the effective date of this Agreement and ending on each anniversary date thereafter.

1.1.7 “Termination of Employment” means the Executive ceasing to be employed by the Company for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence.

Article 2

Lifetime Benefits

          2.1     Normal Retirement Benefit . If the Executive terminates employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2. 1.

                    2.1.1.     Amount of Benefit. The benefit under this Section 2.1 is either a lump sum payment in the amount shown on Schedule A, or at the election of the Executive, an annuity with a term acceptable to the Executive, which shall be purchased using all available accrued amounts. The payment or annuity purchase shall begin or be made within 60 days from the Normal Retirement Date.

                    Notwithstanding the preceding, if at that time of the payment of any or all benefits pursuant to this Agreement, the Executive is a key employee, within the meaning of Code Sections 409A(a)(2)(B)(i) and 416(i), the payment of such benefits shall not commence in less than six month’s following the Executive’s separation from service.

          2.2     Early Termination Benefit. If the Executive terminates employment before the Normal Retirement Age for reasons other than death, Disability or Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.2.

           2.2.1.     Amount of Benefit. The amount of the benefit shall be the vested amount accrued on the books of the employer, in accordance with Schedule A, attached. The benefit shall be the accrued balance at the date of Termination of Employment.

2.2.2 Payment of Benefit. The payment shall be in a lump sum, made within 60 days of Termination of Employment.

                    Notwithstanding the preceding, if at that time of the payment of any or all benefits pursuant to this Agreement, the Executive is a key employee, within the meaning of Code Sections

409A(a)(2)(B)(i) and 416(i), the payment of such benefits shall not commence in less than six month’s following the Executive’s separation from service.
2.3 Disability Benefit. If the Executive terminates employment for Disability prior to the Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3.

           2.3.1     Amount of Benefit. The amount of the benefit shall be the vested amount accrued on the books of the employer, in accordance with Schedule A, attached. The employee will be considered 100% vested upon a determination of Disability.

2.3.2 Payment of Benefit. The payment shall be made in a lump sum within 60 days of Termination of Employment as a result of disability.

          Not withstanding the preceding, if at that time of the payment of any or all benefits pursuant to this Agreement, the Executive is a key employee, within the meaning of Code Sections 409A(a)(2)(B)(i) and 416(i), the payment of such benefits shall not commence in less than six month’s following the Executive’s separation from service.

          2.4     Change of Control Benefit. Upon a Change of Control while the Executive is in the active service of the Company resulting in termination of Executive, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

          2.4.1     Amount of Benefit. The amount of the benefit shall be the vested amount accrued on the books of the employer, in accordance with Schedule A, attached. The employee will be considered 100% vested upon a change in control.

2.4.2 Payment of Benefit. The payment shall be made in a lump sum within 60 days of Termination of Employment as a result of a change in control.

                    Notwithstanding the preceding, if at that time of the payment of any or all benefits pursuant to this Agreement, the Executive is a key employee, within the meaning of Code Sections 409A(a)(2)(B)(i) and 416(i), the payment of such benefits shall not commence in less than six month’s following the Executive’s separation from service.

          2.5     Vesting of Benefit. The Executive shall vest 10% for every Plan Year he is employed beginning January 1, 2009 and 100% vested December 31, 2018. The initial effective date for vesting is January 1, 2006.

Article 3

Death Benefits

          3.1     Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s designated beneficiary the benefit described in this Section 3.1.

          3.1.1.      Amount of Benefit. The amount of the benefit shall be the vested amount accrued on the books of the employer, in accordance with Schedule A, attached. The Executive shall become fully vested if death is prior to the normal retirement date.

3.1.2 Payment of Benefit. The payment shall be made in a lump sum within 60 days of death.

                    Notwithstanding the preceding, if at that time of the payment of any or all benefits pursuant to this Agreement, the Executive is a key employee, within the meaning of Code Sections 409A(a)(2)(B)(i) and 416(i), the payment of such benefits shall not commence in less than six month’s following the Executive’s separation from service.

Article 4

Beneficiaries

          4.1     Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company (See Schedule B). The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and receipt by the Company of the designation. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s surviving spouse, if any, and if none, to the Executive’s surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Executive’s estate.

          4.2     Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit. In the event the company institutes legal proceeding to determine appropriate issues as to distribution it will be entitled as a cost to recover from the distribution its reasonable attorney fees and cost.

Article 5

General Limitations

                    Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

          5.1     Excess Parachute Payment. To the extent the benefit would be an excess parachute payment under Section 28OG of the Code.

5.2 Termination far Cause. If the Company terminates the Executive’s employment for:

5.2.1 Good cause;

5.2.2 Conviction of a felony;

or

5.2.3 Fraud, dishonesty or violation of any law or Company policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Company.

Article 6

Claims and Review Procedures

          6.1     Claims Procedure. The Company shall notify the Executive, the Executive’s beneficiary, or any other party who claims a right to an interest under the Agreement (the “Claimant”) in writing, within sixty (30) days of his or her written application for benefits, of his or her eligibility or ineligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

Article 7

Amendments and Termination

          This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive except that the Company, in its sole discretion, may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Executive prior to actual receipt, or (ii) result in significant financial penalties or detriment to the Company (other than the financial impact of paying the benefits). In the event of any termination of the employee or of the Agreement, the Executive shall be treated as if the date of termination of the Agreement were his Termination of Employment under Section 2.2.

Article 8

Miscellaneous

          8. 1     Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

          8.2     No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

          8.3     Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

          8.4     Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

          8.5     Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Montana, except to the extent preempted by the laws of the United States of America.

          8.6     Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.

          8.7     Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company. In the event of a failure to expressly assume, this Agreement will be deemed assumed.

          8.8     Entire Agreement. This Agreement is the entire agreement between the parties and it contains all of the covenants and agreements between the Executive and the Company.

          IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE	COMPANY: Heritage Bank

Executive	BY

Ex Vice President

Title

12-20-05

Date

Schedule B

Designation of Beneficiary
Supplemental Retirement Agreement
By and between Jeffrey C. Mortensen and Heritage Bank

Beneficiary Designation:

MARCIE D. MARTIN (SPOUSE)

886 WIERDA WAY

MANHATTAN, MT 59741

Signed:	Date: 12-20, 2005

This Beneficiary Designation only refers to that Supplemental Retirement Agreement between Jeffrey C. Mortensen and Heritage Bank signed on 12-20-2005.

Schedule A

Supplemental Retirement Agreement
By and between Jeffrey C. Mortensen and Heritage Bank
Dated January 1,2006

Benefit Accrual

Year	Annual	Total Accrual	Monthly	Vesting% (as of 12-31)
2006	$8,391	$8,391	$699.25	0
2007	$9,062	$17,453	$755.19	0
2008	$9,787	$27,241	$815.61	0
2009	$10,570	$37,811	$880.85	10
2010	$11,416	$49,227	$951.32	20
2011	$12,329	$61,556	$1,027.43	30
2012	$13,315	$74,871	$1,109.62	40
2013	$14,381	$89,252	$1,198.39	50
2014	$15,531	$104,783	$1,294.26	60
2015	$16,774	$121,557	$1,397.80	70
2016	$18,116	$139,672	$1,509.63	80
2017	$19,565	$159,237	$1,630.40	90
2018	$21,130	$180,367	$1,760.83	100
2019	$22,820	$203,187	$1,901.70	100

	$203,187